Addendum No. 2 to the
                 Underwriting Agreement Dated December 14, 2000
                          Between AmeriPrime Funds and
                       Unified Financial Securities, Inc.


         This Addendum No. 2 shall serve as an amendment to that certain Underwriting Agreement, dated as of December 14, 2000, and as amended by Addendum No. 1 (together, the "Agreement"), between Unified Financial Securities, Inc. ("Distributor") and AmeriPrime Funds (the "Trust"). Distributor, the Trust and the adviser listed below (the "Adviser") hereby acknowledge and agree that effective upon the execution of this Addendum No. 2, the following Fee Schedule shall apply with respect to the services provided by Distributor to the Trust and the portfolios thereof.

                                  FEE SCHEDULE

         For performing its services under this Agreement, the Adviser will pay a fee to the Distributor as set forth below for each portfolio within the Trust for which the Adviser serves as the investment adviser. The Adviser shall promptly reimburse the Distributor for any expenses incurred on behalf of such portfolios in the Trust for which the Adviser serves as the adviser, as set forth below.

         The fees contained herein shall be effective for twelve months from the execution date of this Addendum No. 2 to the Agreement. Thereafter, the fees may be changed by Distributor from time to time upon prior written notice to the Adviser. All fees shall be billed monthly and are payable upon receipt.

I  STANDARD FEES

$100.00 per month per portfolio

II  ADDITIONAL SERVICES

         - Sales literature & document review            $75 per hour, plus NASD
           (including websites)                          filing fees.

         - NASD and other filing fees                    Pass thru

         - Annual Licensing and Compliance Fees          $500 per Registered
           (of pre-approved RR's)                        Representative Site
                                                         visits  charged as out
                                                         of pocket expenses.

         - Travel Expenses and Out-of-Pockets            Pass thru

         - Other duties as agreed upon                   Negotiable

         Other than as amended hereby, the Agreement shall remain in full force and effect. This Addendum No. 2 to the Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which together constitute one and the same instrument.


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         IN WITNESS WHEREOF, the Trust, the Distributor and the Adviser have each executed this Addendum No. 2 to the Agreement as of the _____ day of ______________ 2003.

                                         AMERIPRIME FUNDS


                                         By:
                                            ------------------------------------


                                         Name:
                                         ---------------------------------------


                                         Title:
                                         ---------------------------------------


                                         UNIFIED FINANCIAL SECURITIES, INC.


                                         By:
                                            ------------------------------------


                                         Name:
                                         ---------------------------------------


                                         Title:
                                         ---------------------------------------



                                         COLUMBIA PARTNERS, LLC


                                         By:
                                            ------------------------------------


                                         Name:
                                         ---------------------------------------


                                         Title: ________________________________


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